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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-110876) and Form S-8 (No. 333-99863) of Horizon Medical Products, Inc. (the Company) of our report dated February 26, 2202, except for Notes 6, 9, 12, and 17 to the consolidated financial statements included in the Company's December 31, 2001 Form 10-K as to which the date is April 15, 2002 and Note 18 to the consolidated financial statements included in the Company's December 31, 2001 Form 10-K as to which the date is September 9, 2002 relating to the consolidated financial statements, and our report dated September 9, 2002 relating to the December 31, 2001 consolidated financial statement schedule included in the Company's December 31, 2001 Form 10-K, which appear in this Form 10-K.



PricewaterhouseCoopers LLP
Birmingham, Alabama
March 29, 2004